Exhibit 99.1

NOBLE CORPORATION 13135 South Dairy Ashford, Suite 800 Sugar Land, TX 77478 Phone: 281-276-6100 Fax: 281-491-2092

NOBLE CORPORATION ANNOUNCES BINGO 9000 RIG 3
SEMISUBMERSIBLE HULL RECEIVES OPERATOR COMMITMENT
     SUGAR LAND, Texas, November 22, 2005 — Noble Corporation (NYSE: NE) announced today that its Bingo 9000 Rig 3 semisubmersible hull has received a commitment for a four-year contract from Shell Exploration & Production Company (“Shell”). The unit is one of two ultra-deepwater Bingo 9000 semisubmersible hulls that Noble purchased in March 2002. The Bingo 9000 Rig 3, which will be renamed the Noble Danny Adkins, will be completed as a dynamically positioned unit designed to operate in water depths up to 12,000 feet and drill to total depth of 35,000 feet, with living accommodations for 200 persons. The unit’s highly efficient operational design will follow the very successful Noble EVA-4000™ format.
     The commitment includes the completion of negotiations for a definitive drilling contract by the parties by February 9, 2006, unless extended by the mutual agreement of the parties, with a primary term of four years and with Shell having an option or options for the unit upon expiration of the initial four-year term upon mutually agreeable terms and conditions (including dayrate). The Company estimates the drilling contract value over the four-year primary term at between approximately $589 million and $594 million (exclusive of any mobilization costs agreed by Shell to be borne by it), based on assumed operations in the U.S. Gulf of Mexico and depending on the final contract equipment configuration.
     As previously reported by the Company, the unit is currently located in Dalian, China, where the Company has maintained the unit since its purchase in 2002. The Company estimates that the construction time to complete the unit will be 32 to 36 months from execution of a

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shipyard construction contract. The Company has not made a final determination on the location of construction and outfitting of the unit.
     Noble Corporation is a leading provider of diversified services for the oil and gas industry. Contract drilling services are performed with the Company’s premium fleet of 62 mobile offshore drilling units located in key markets worldwide. This fleet consists of 13 semisubmersibles, three dynamically positioned drillships, 43 jackups and three submersibles. The fleet count includes two new F&G JU-2000E enhanced premium jackups, with scheduled delivery of the first unit in the third quarter of 2007 and the second unit in the first quarter of 2008. As previously announced, these units have been contracted. Approximately 80 percent of the fleet is currently deployed in international markets, principally including the Middle East, Mexico, the North Sea, Brazil, West Africa, India, and the Mediterranean Sea. The Company provides technologically advanced drilling-related products and services designed to create value for our customers. The Company also provides labor contract drilling services, well site and project management services, and engineering services. The Company’s ordinary shares are traded on the New York Stock Exchange under the symbol “NE”.
     This news release may contain “forward-looking statements” about the business, financial performance and prospects of the Company. Statements about the Company’s or management’s plans, intentions, expectations, beliefs, estimates, predictions, or similar expressions for the future are forward-looking statements. No assurance can be given that the outcomes of these forward-looking statements will be realized, and actual results could differ materially from those expressed as a result of various factors. A discussion of these factors, including risks and uncertainties, is set forth from time to time in the Company’s filings with the U.S. Securities and Exchange Commission.
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     Additional information on Noble Corporation is available via the worldwide web at http://www.noblecorp.com.
NC-352
11/22/05
For additional information, contact:
Bruce W. Busmire, Senior Vice President and Chief Financial Officer
Noble Corporation, 281-276-6100